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Exhibit 3.21

BY-LAWS

OF

LNT WEST, INC.

ARTICLE I

ANNUAL MEETING

        The annual meeting of the stockholders shall be held in the State of New Jersey at such time and place as the Board of Directors shall determine.

ARTICLE II

SPECIAL MEETING

        Special meetings of the stockholders may be called by the President or a Vice President, by two members of the Board of Directors, or by holders of 25% or more of the capital stock.

ARTICLE III

NOTICE OF MEETING

        Notice of every meeting, whether annual or special, shall be in writing and signed by an officer of the corporation. Such notice shall state the time when and place where the meeting is to be held and a copy shall be served either personally or by mail, upon each stockholder of record entitled to vote at such meeting not less than ten days before the meeting, unless different notice is required by statute. Except as otherwise required by statute, published or written notice in any case may be waived in writing by each stockholders. In the case of special meetings, written notice of the purposes for which the meeting is called must be given to each stockholder.

ARTICLE IV

QUORUM

        At all stockholders' meetings a quorum shall consist of a majority of the stock outstanding and entitled to vote either in person or by proxy.

ARTICLE V

ELECTION OF DIRECTORS

        The number of directors shall be no less than one but no more than six. Directors shall be elected at each annual meeting and shall hold office for one year and thereafter until their successors are elected and qualify. Vacancies, however occurring during the year may be filled by a majority of the remaining directors. Directors need not be stockholders.

ARTICLE VI

MEETING OF DIRECTORS

        The Board of Directors whenever and wherever called together by the President or a Vice President upon notice to each director, which may not exceed two days, and may be held at the office of the corporation, or such other place as the Board of Directors may from time to time determine. If any member cannot be conveniently notified, except where otherwise required by statute, a meeting held without notice to such member shall be valid, provide he shall thereafter assent in writing to any proceedings of the meeting. On the written request of any director, the Secretary shall call a special meeting of the Board of Directors. A majority of directors shall constitute a quorum. Whenever the Board of Directors is authorized to take any action after notice, such notice may be waived in writing before or after the holding of the meeting by the directors entitled to such notice.

ARTICLE VII

ELECTION OF OFFICERS

        After the election of the directors, the Board of Directors shall elect a President, one or more Vice Presidents, a Secretary, and a Treasurer, and the directors may from time to time appoint such other officers as they deem necessary to serve at the pleasure of the Board of Directors. The President and one Vice shall be elected from their own number. Except as otherwise President provided by statute, any two offices may be held by the same person.

ARTICLE VIII

POWERS AND DUTIES OF OFFICERS

        The President shall preside at all meetings of the Board of Directors, and shall act as temporary chairman and call to order all meetings of the stockholders. The term of office of all officers shall be until the next election of directors and until their respective successors are chosen and qualified, but any officer may be removed from office at any time with or without cause by the Board of Directors. Vacancies in the offices shall be filled by the Board of Directors. The officers of the corporation shall have such powers and duties except as modified by the Board of Directors as generally pertain to their offices respectively, as well as powers and duties as from time to time shall be conferred by the Board of Directors. The Board of Directors is authorized to select such depositories as they shall deem proper for the funds of the corporation, and all checks and drafts against such deposited funds shall be signed by officers or persons to be specified by the Board of Directors.

ARTICLE IX

CERTIFICATES OF STOCK

        Certificates of stock shall be numbered and signed in the order in which they are issued and shall be signed by the President or a Vice President and by the Secretary or an Assistant Secretary and the seal of the company shall be affixed thereto.

ARTICLE X

TRANSFER OF SHARES

        Transfers of shares shall be made only upon the books of the corporation and only in pursuance of the request of the holder in person, or by the holder of power of attorney duly executed and filed with the Secretary, and this only on the surrender to the Secretary of the certificate or certificates of stock.

ARTICLE XI

POWERS OF DIRECTORS

        The Board of Directors shall exercise all of the powers of the corporation, subject to the restrictions imposed by law or by these By-Laws, and they shall have general management and control of the affairs of the corporation. They shall set aside from the earnings such sum or sums as in their discretion may deem advisable for improvements or reserves; they shall declare and pay dividends out of the surplus profits of the corporation at such times as they deem proper, and they shall have power to borrow money, to make and issue notes, bonds and other negotiable and transferable instruments, deeds of trust and trust agreements. Any of the powers of the board in relation to the ordinary business of the corporation may be delegated to any committee, officer or agent upon such terms as they deem fit. All of such powers shall be subject to any statutory requirement of limitation.

ARTICLE XII

INDEMNIFICATION OF DIRECTORS AND OFFICERS

        The corporation shall indemnify and hold harmless all or any of the officers and directors of the corporation from and against expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which any such director or officer by virtue of his office may be made a party, except if such officer or director is finally adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of his duties he shall not be so indemnified and held harmless.

ARTICLE XIII

CORPORATE SEAL

        The corporate seal of the corporation shall be in generic form.

ARTICLE XIV

FISCAL YEAR

        The fiscal year of the corporation shall be the calendar year.

ARTICLE XV

AMENDMENTS

        The directors may make and alter any By-Laws, including any increase or decrease in the number of directors, provided that the Board of Directors shall not make or alter any By-Laws fixing their qualification, classifications or term of office.

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BY-LAWS OF LNT WEST, INC.
ARTICLE I ANNUAL MEETING
ARTICLE II SPECIAL MEETING
ARTICLE III NOTICE OF MEETING
ARTICLE IV QUORUM
ARTICLE V ELECTION OF DIRECTORS
ARTICLE VI MEETING OF DIRECTORS
ARTICLE VII ELECTION OF OFFICERS
ARTICLE VIII POWERS AND DUTIES OF OFFICERS
ARTICLE IX CERTIFICATES OF STOCK
ARTICLE X TRANSFER OF SHARES
ARTICLE XI POWERS OF DIRECTORS
ARTICLE XII INDEMNIFICATION OF DIRECTORS AND OFFICERS
ARTICLE XIII CORPORATE SEAL
ARTICLE XIV FISCAL YEAR
ARTICLE XV AMENDMENTS